SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


             Current Report Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  September 13, 1996



                            JUNGLE STREET, INC.
           (Exact name of registrant as specified in its charter)


    Utah              0-27390                  87-0368236
(State or other     (Commission               (IRS Employer
jurisdiction of     File Number)            Identification No.)
incorporation or
 organization)


  215 Yakima Street, Wenatchee, WA                                 98801
(Address of Principal Executive Office)                          (Zip Code)


Registrant's telephone number,
including area code:                                           (509) 664-9004



        1787 East Fort Union Blvd., #106, Salt Lake City, Utah 84121 (Former name or former address, if changed since last report)

Items 1 and 2. Change in Control; Acquisition of Assets
- -------------------------------------------------------

     On August 30, 1996 (the "Effective Date"), Jungle Street, Inc., a Utah corporation (the "Company"), effected a merger (the "Merger") between a wholly-owned subsidiary, Jungle Street, Inc., a Washington corporation ("Subsidiary") and Televar Northwest, Inc., a Washington corporation ("Televar"). The Merger was effected pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") among the Company, Televar and Subsidiary. As a result of the Merger, the Company acquired a significant amount of assets other than in the ordinary course of business.

     The shareholders of Televar received 11,593,325 shares of Common Stock of the Company in the Merger, resulting in the shareholders of Televar owning an aggregate of 83% of the 13,968,625 shares of Company Common Stock outstanding on the Effective Date. As a result of the Merger, Televar became a wholly-owned subsidiary of the Company. The Televar capital stock that was converted into Company Common Stock was coverted based on a five-for-one conversion ratio, which was determined pursuant to arms-length negotiations between the Company and the management of Televar.

     On the Effective Date, the officers and directors of Televar became the officers and directors of the Company and the Company's existing officers and directors resigned. Prior to the Merger, no material relationship existed between Televar and the Company or any of its affiliates, directors, officers, or their associates.

     Also in connection with the Merger, the Company issued an aggregate of 1,125,000 shares of Common Stock (approximately 8% of the outstanding Common Stock on a post-merger basis) to certain consultants to the Company as compensation for services rendered to the Company prior to the Merger (the "Consultant's Shares"). On August 28, 1996, the Company filed with the Securities and Exchange Commission a Form S-8 registration statement under the Securities Act of 1933, as amended, registering the Consultant's Shares for issuance to the consultants.

     Televar is an Internet services provider based in the Pacific Northwest. Televar provides Internet and business long distance services, with plans to sell other integrated telecommunications services, including local and cellular services. Televar's strategy is to establish positions in rural markets through a network of value added resellers and to gain market share in urban markets through acquisitions and chain store distribution. Televar's main focus is to provide fast, flat-rate access to the Internet on a community-by-community basis. Televar offers dial-up access, dedicated access, and, where available, ISDN and frame relay access. By offering competitive local service, local content and local support for each of the communities in which it does business, Televar intends to create strong brand loyalty in its base of subscribers across geographic regions.

     Televar was incorporated in Washington in 1984. From 1984 to February 1995, the company was primarily in the business of selling telephone interconnection products and services. In February 1995, Televar sold the telephone interconnect business and since that time has focused principally on the Internet access and business long distance telephone business. During the period February 1995 to June 30, 1996, Televar's Internet subscriber base grew from approximately 100 to 4,800 individual subscribers. As of June 30, 1996, Televar offered Internet access in 22 rural markets in Washington State.

     As of June 30, 1996, Televar had 21 full time employees. Televar's headquarters are located in approximately 3,800 feet of office space at 215 Yakima Street, Wenatchee, WA 98801.

Item 7. Financial Statements and Exhibits
- -----------------------------------------

     A. Financial Statements
        --------------------

     It is impracticable at this time for the Company to file the financial statements of Televar required by Item 7(a), or the pro forma financial information relating to Televar required by Item 7(b). The Company is obtaining audited financial statements for Televar in accordance with Item 310 of Regulation S-B and is preparing appropriate pro forma financial information. In accordance with Items 7(a)(4) and 7(b)(2), the Company undertakes to file the required financial statements and pro forma financial information for Televar by means of a Form 8-K/A as soon as practicable, but no later than November 14, 1996.

     B. Exhibits
        --------

     The following are filed as exhibits to this Current Report:

          2.1 Agreement and Plan of Merger among Jungle Street, Inc., a Utah corporation, Jungle Street, Inc., a Washington corporation, and Televar Northwest, Inc., a Washington corporation, dated August 29, 1996.

          99.1 Press Release issued by the Company on September 3, 1996, announcing the merger with Televar Northwest, Inc.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   JUNGLE STREET, INC.


                                   By:  MARK D. HAMILTON
                                      ----------------------------------------
                                      Mark D. Hamilton
                                      President


Dated:  September 13, 1996

                               EXHIBIT INDEX


Exhibit                                                             Sequential
Number         Description                                          Page


2.1 Agreement and Plan of Merger among Jungle Street, Inc., a Utah corporation, Jungle Street, Inc., a Washington corporation, and Televar Northwest, Inc., a Washington corporation, dated August 29, 1996.*

               EXHIBITS:

               Exhibit A - Plan of Merger
               Exhibit B - Compensation Agreement
               Exhibit C - Jungle Street Financial Statements Exhibit D - Televar Financial Statements Exhibit E - Shareholder Investment Letter Exhibit F - Jungle Street Officers' Certificate Exhibit G - Televar Officers' Certificate

99.1 Press Release issued by the Company on September 3, 1996, announcing the merger with Televar Northwest, Inc.







* In accordance with Item 601(b)(2), the attachments to Exhibit 2.1 have been omitted from this filing.